Exhibit 10.1

WALGREEN CO.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

EFFECTIVE JANUARY 1, 2013

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ARTICLE III Participation and Eligibility for Benefits	7

3.01 Eligibility	7
3.02 Participation	7
3.03 Eligibility for Benefits	7
3.04 Termination of Participation	7

ARTICLE IV General Obligations of the Employer Upon Involuntary Termination	7

4.01 Involuntary Termination	7
4.02 Termination for Any Other Reason	9

ARTICLE V Obligations of the Employer on Involuntary Termination of Certain Participants in the Post-Change Period	9

5.01 Application.	9
5.02 Involuntary Termination in the Post-Change Period	9
5.03 Termination on or After the Change Date for Any Other Reason	10
5.04 Limitation on Benefits	10

ARTICLE VI Administration	11

6.01 The Company and Committee	11
6.02 Delegation of Committee Authority.	12
6.03 Advisors and Agents of the Committee	12
6.04 Records and Reports of the Committee	12
6.05 Limitation of Liability; Indemnification	12
6.06 Plan Expenses	12
6.07 Service in More than One Capacity	13

ARTICLE VII Amendments; Termination	13

7.01 Amendment or Termination of the Plan	13

ARTICLE VIII Claims Procedure	13

8.01 Filing a Claim	13
8.02 Review of Claim Denial	13

ARTICLE IX Release; No Mitigation; No Duplication of Benefits	14

9.01 Release Required	14
9.02 No Mitigation	14
9.03 No Duplication of Benefits	14

ARTICLE X Miscellaneous	14

10.01 Participant Information	14
10.02 Electronic Media	14
10.03 Notices	15
10.04 No Employment Contract	15
10.05 Headings	15
10.06 Construction	15
10.07 Joint and Several Liability	15
10.08 Successors	15
10.09 Payments to Beneficiary	16
10.10 Non-Alienation of Benefits	16
10.11 Tax Matters	16
10.12 Governing Law	17
10.13 Severability	17

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ARTICLE I

Statement of Purpose and Effective Date

1.01 Purpose. Walgreen Co., an Illinois corporation, hereby establishes the Walgreen Co. Executive Severance and Change in Control Plan (the “Plan”). The Plan is intended to encourage and motivate key employees to devote their full attention to the performance of their assigned duties without the distraction or concerns regarding their involuntary termination of employment. The Company believes that it is in the best interests of its key employees and the shareholders of the Company to provide financial assistance through severance payments and other benefits to eligible key employees who are involuntarily terminated. The Company formerly entered into individual employment contracts with certain employees providing for change of control and severance benefits for the above purposes. This Plan is intended to consolidate and replace (with the consent of the respective Participants where required) such individual employment contracts in order to provide uniform administration of change of control and severance benefits. With respect to each Participant, the Plan supersedes all plans, agreements, or other arrangements for severance benefits or for enhanced severance payments whether or not before, on or after a change in control. To the extent the Plan provides deferred compensation it is an unfunded plan primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees.

1.02 Effective Date. This Plan is effective as of January 1, 2013 (the “Effective Date”).

ARTICLE II

Definitions

When used in this Plan, the terms specified below have the following meanings:

2.01 “Accrued Annual Incentive” means the amount of any annual incentive earned in a year ended before the Termination Date, but not yet paid to a Participant as of the Termination Date, other than amounts that he or she has elected to defer or that have been automatically deferred.

2.02 “Accrued Base Salary” means the amount of a Participant’s Base Salary that is accrued but unpaid as of the Termination Date, other than amounts that he or she has elected to defer.

2.03 “Accrued Obligations” means, as of any date, the sum of a Participant’s Accrued Base Salary, Accrued Annual Incentive, any accrued but unpaid vacation pay, unreimbursed expenses for which proper documentation is provided, and any other vested amounts and benefits that are to be paid or provided to the Participant by the Company under the Company’s plans (other than this Plan and other than any Section 409A Deferred Compensation), but which have not yet been paid or provided (as applicable).

2.04 “Affiliate” means any person with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code and Treas. Reg. §1.409A-3(i)(5)(ii), except that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code; the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Sections 1563(a)(1), (2), and (3) of the Code, and in applying Treas. Reg. § 1.414(c)-(2) for purposes of determining a controlled group of trades or businesses under Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treas. Reg. § 1.414(c)-(2). Notwithstanding the foregoing, where justified by legitimate business criteria as determined by the Committee in its sole discretion, “at least 20 percent” shall be substituted for “at least 50 percent” in the preceding sentence in determining whether a Participant has a Termination of Employment.

2.05 “Base Salary” means an Employee’s annual rate of salary as of any date.

2.06 “Board” means the Board of Directors of the Company or, from and after the of a Change in Control that gives rise to a surviving corporation to the Company, the Board of Directors of such surviving corporation.

2.07 “Cause” means any one or more of the following, as determined by the Committee or its delegate in its sole discretion:

(a) a Participant’s commission of a felony or any crime of moral turpitude;

(b) a Participant’s dishonesty or material violation of standards of integrity in the course of fulfilling his or her employment duties to the Company or any Affiliate;

(c) a material violation of a material written policy of the Company or any Affiliate, violation of which would be grounds for immediate dismissal under applicable Company policy;

(d) willful and deliberate failure on the part of the Participant to perform his or her employment duties to the Company or any Affiliate in any material respect, after reasonable notice of such failure and an opportunity to correct it; or

(e) failure to comply in any material respect with the Foreign Corrupt Practices Act, the securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Truth in Negotiations Act, or any rules or regulations thereunder.

2.08 “CEO” means the Chief Executive Officer of the Company.

2.09 “Change Date” means the first date on which a Change in Control occurs before the termination of the Plan.

2.10 “Change in Control” means an event an event that meets the conditions for a “change in the ownership of a corporation” or a “change in the effective control of a corporation” within the meaning of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(v) through being one or more of the following:

(a) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(b) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company that, constitutes thirty percent (30%) or more of the total fair market value or total voting power of the stock of the Company; or

(c) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions; or

(d) a majority of members of the Company’s Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election.

2.11 “Code” means the Internal Revenue Code of 1986, as amended. Reference to any provision of the Code or regulation thereunder, shall include any successor provision and any regulations and other applicable guidance or pronouncement of the Internal Revenue Service or the Department of the Treasury, and applicable case law relating to such Section of the Code.

2.12 “Committee” means the Compensation Committee of the Board. To the extent the Committee has delegated authority to another person or persons the term “Committee” shall refer to such other person or persons.

2.13 “Company” means Walgreen Co. and any successor thereto.

2.14 “Disability” means any medically determinable physical or mental impairment of a Participant that:

(i) has lasted for a continuous period of not less than (x) six months or (y) such longer period, if any, that is available to a Participant under his Employer’s Policies relating to the continuation of employee status after the onset of disability,

(ii) can be expected to be permanent or of indefinite duration, and

(iii) renders the Participant unable to perform his duties with or without accommodation.

2.15 “Effective Date” is defined in Section 1.02.

2.16 “Employee” means an individual who is designated as an employee of an Employer on the records of such Employer.

2.17 “Employer” means the Company and an Affiliate any of whose Employees are Participants in the Plan. The term “Employer” includes any successor to the Company or an Employer.

2.18 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to any provision of ERISA shall also include any successor provision and regulations and others applicable guidance or pronouncement of a federal regulatory agency and applicable case law relating to such Section of ERISA.

2.19 “Exchange Act” means the Securities Exchange Act of 1934.

2.20 “Good Reason” means any one or more of the following actions or omissions occurring during the Post-Change Period and for which Notice of Termination is given during the Post-Change Period:

(i) a material reduction in the Participant’s base compensation;

(ii) requiring the Participant to be based at any office or location more than 50 miles from the pre-Change Date location and also farther from the Participant’s residence than the pre-Change Date location;

(iii) any material diminution in the Participant’s authority, duties or responsibilities;

(iv) any material breach of this Plan by any Employer or the Committee;

provided that, in order for there to be a Termination of Employment by a Participant for Good Reason, the Participant must notify the Participant’s Employer of the event constituting such Good Reason within 90 days of the occurrence of such event, by a Notice of Termination. The Employer must have failed to cure the event constituting Good Reason within 30 days following receipt of the Notice of Termination and the Participant must terminate employment within five days after the lapse of the cure period if no cure is effected. A delay in the delivery of such Notice of Termination or in the Termination of Employment after the lapse of the cure period shall waive the right of the Participant under this Plan to terminate employment for Good Reason.

2.21 “Including” means including without limitation.

2.22 “Involuntary Termination” means the Termination of Employment of a Participant (a) initiated by the Employer other than for Cause or Disability, and (b) for a reason other than death. During the Post-Change Period, a Termination of Employment initiated by the Participant for Good Reason shall also be an Involuntary Termination. For avoidance of doubt, a Participant shall not have an Involuntary Termination of Employment if he or she (i) voluntarily resigns; (ii) voluntarily Retires; (iii) has a Termination of Employment because of death or Disability; or (iv) on or before the Termination of Employment (other than a Termination of Employment during the Post-Change Period), is offered employment or re-employment with the Company or an Affiliate or any successor to all or a portion of the business of the Company or Affiliate on terms and conditions substantially similar to the terms and conditions of his or her employment before his or her Termination of Employment.

2.23 “Notice of Termination” means a written notice given in accordance with Section 10.03 that sets forth (i) the specific termination provision in this Plan relied on by the party giving such notice, (ii) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Termination of Employment, and (iii) if the Termination Date is other than the date of receipt of such Notice of Termination (and is not determined under Section 2.33(a), (b), or (c)), the Termination Date.

2.24 “Participant” means an Employee who is selected to participate in the Plan and whose participation has not been terminated pursuant to Section 3.04.

2.25 “Plan” means this Walgreen Co. Executive Severance and Change in Control Plan as set forth herein and as from time to time amended.

2.26 “Plans” means plans, programs, or Policies of the Company or the Employer that employs a Participant.

2.27 “Policies” means policies, practices or procedures of the Company or the Employer that employs a Participant.

2.28 “Post-Change Period” means the period beginning on the Change Date and ending on the first anniversary of the Change Date.

2.29 “Pro-rata Annual Incentive” means, in respect of an Employer’s fiscal year during which the Termination Date occurs, an amount equal to the product of (a) (i) in the case of a Termination Date before the Change Date, the actual annual incentive the Participant would have been paid if he or she remained employed on the payment date applicable to then-current employees, and (ii) in the case of a Termination Date on or after the Change Date, the Participant’s Target Annual Incentive (determined as of the Termination Date) multiplied by (b) a fraction, the numerator of which equals the number of days from and including the first day of such fiscal year through and including the Termination Date, and the denominator of which equals 365.

2.30 “Retire” or “Retirement” means a voluntary Termination of Employment after attaining age 55 and having at least 10 years of service with the Company or any Employer.

2.31 “Section 409A Deferred Compensation” means a deferral of compensation that is subject to (and not otherwise exempt from) the requirements of Section 409A of the Code.

2.32 “Severance Multiple” and “Severance Period” mean :

(a) for a Tier I Participant, for a Termination Date occurring before the Change Date or after the Post-Change Period, and for a Tier II Participant, for a Termination Date occurring before, on or after the Change Date:

Title/Benefit Indicator	Severance Multiple	Severance Period
CEO	2.0x	24 months
COO, EVP	2.0x	24 months
SVP	1.0x	12 months
Corporate VP	1.0x	12 months
Group VP, “grandfathered” MVP	0.5x	6 months
Divisional VPs (DVPs)	0.5x	6 months
Non-DVP directors in Benefit Indicator 516	0.5x	6 months

(b) for a Tier I Participant, for a Termination Date occurring during the Post-Change Period:

Title/Benefit Indicator	Severance Multiple	Severance Period
CEO	2.5x	30 months
COO, EVP,	2.5x	30 months
SVP	2.5x	30 months
Corporate VP	2.0x	24 months
Group VP, “grandfathered” MVP	2.0x	24 months
Divisional VPs (DVPs)	2.0x	24 months
Non-DVP directors in Benefit Indicator 516	1.0x	12 months

(c) Notwithstanding the foregoing, if on the Termination Date the Company maintains generally applicable severance arrangements for a broad-based group of employees below benefit indicator level 516 with a formula that would provide severance benefits to an Participant in a greater amount than results from the application of the Severance Multiple shown above, the Severance Multiple (and Severance Period) shall be adjusted upward as necessary so that the amount paid to such Participant is not less than the amount that would be paid under such generally applicable severance arrangement. Such adjusted amount shall be paid at the time and in the form of payment in Section 4.01(a)(iii).

2.33 “Target Annual Incentive” , as of any date, means the amount equal to the product of a Participant’s Base Salary multiplied by the percentage of such Base Salary to which such Participant would be entitled as an annual incentive, based on the terms in effect on such date under any annual incentive plans for the performance period for which the annual incentive is awarded if the performance goals established pursuant to such bonus plan were achieved at the 100% (target) level as of the end of the performance period, but disregarding any reduction in Target Annual Incentive that would constitute Good Reason.

2.34 “Termination Date” means the date of the receipt of the Notice of Termination by a Participant (if such Notice of Termination is given by the Company or the Participant’s Employer) or by the Participant’s Employer (if such Notice is given by the Participant), or any later date specified in the Notice of Termination but not more than 35 days after the giving of such Notice if the Notice of Termination is given by the Participant for Good Reason and not more than 15 days after the giving of such Notice of Termination in all other cases, on which an Employee has a Termination of Employment; provided, however, that:

(a) if the Participant’s employment is terminated by reason of death, the Termination Date shall be the date of the Participant’s death;

(b) If the Participant’s employment is terminated by reason of Disability, the Termination Date shall be the date of Disability terminations of employment regularly applied by the Company’s Human Resource function to terminations of employment for Disability; which as of the Effective Date is one year after the onset of the condition causing the Disability;

(c) if no Notice of Termination is given, the Termination Date shall be the last date on which the Participant is at work; and

(d) if the Notice of Termination is for a Termination by the Participant for Good Reason, the Termination Date shall be the 35th day after the giving of the Notice of Termination if the Employer has not cured the Good Reason.

2.35 “Termination of Employment” means in respect of a Participant, a termination of employment as determined by the Committee; provided, however, that with respect to payment of any Section 409A Deferred Compensation, “Termination of Employment” shall mean “separation from service” within the meaning of Section 409A of the Code.

2.36 “Tier I Participant” means, unless otherwise designated by the Committee before the Change Date, a Participant who, on the Termination Date, is classified in a band more senior than the direction band under the employment level categories regularly applied by the Company’s Human Resource function (but disregarding any reduction to a lower employment level category after the Change Date that would constitute Good Reason) .

2.37 “Tier II Participant” means, unless otherwise designated by the Committee, a Participant who, on the Termination Date, is classified in the direction band under the employment level categories regularly applied by the Company’s Human Resource function.

ARTICLE III

Participation and Eligibility for Benefits

3.01 Eligibility.

(a) An employee is eligible for participation in this Plan if the Employee is in benefit indicator level 516 or above (as determined under the customary practices of the Company’s Human Resource function). The Committee in its discretion may designate selected Employees with a benefit indicator lower than 516 to be eligible to participate in this Plan by written notice to such Employee.

(b) Notwithstanding subsection (a), any individual who is (i) a party to an agreement (“Change in Control Employment Agreement”) between the individual and an Employer that provides for payments upon Termination of Employment (either before or after a Change in Control) or (ii) entitled to Section 409A Deferred Compensation paid in installments as severance after a Change in Control pursuant to a broad-based severance plan; shall not be eligible to become a Participant until the next January 1 after he or she ceases to be covered by such Change in Control Employment Agreement or severance plan. Where Employee consent is required to terminate a Change in Control Employment Agreement, such consent shall be given (if at all) at such time and under such circumstances as the Committee may require in its discretion.

(c) The Committee shall maintain a list of Participants, as in effect from time to time.

(d) To become a Participant, an individual who has ever received a grant of restricted stock units or is otherwise required to agree to be subject to restrictive covenants shall agree to restrictive covenants in such form as the Company may require, whether or not the individual becomes eligible for benefits under Article IV or Article V.

3.02 Participation. Except as provided in Section 3.01(b), each Eligible Employee shall become Participant in the Plan on the first date (not earlier than the Effective Date) on which he or she is an eligible employee described in Section 3.01 and has signed an acknowledgement of coverage under this Plan and, if applicable, any restrictive covenants.

3.03 Eligibility for Benefits A Participant becomes eligible for benefits under the Plan if the Participant has an Involuntary Termination. A Tier I Participant also becomes eligible for benefits under the Plan if the Participant has a Termination of Employment for Good Reason within one year after the Change Date.

3.04 Termination of Participation. If before the Termination Date a Participant is demoted below the level of benefit indicator 516 (disregarding in the case of a Tier I Participant any demotion after the Change Date that would constitute Good Reason), such Participant shall thereupon cease to be a Participant as of the date of demotion. If upon Termination of Employment the Participant has not become eligible for a benefit under Article IV, his or her status as a Participant shall cease upon the Termination Date. Any determination as to a termination of Participation under this Section 3.04 shall be made by the Committee (or by the independent members of the Board upon the recommendation of the Committee in the case of a determination regarding the CEO).

ARTICLE IV

General Obligations of the Employer Upon Involuntary Termination

4.01 Involuntary Termination. If a Participant has an Involuntary Termination, then unless Article V applies, the Employer’s sole obligations to such Participant under the Plan shall be as follows:

(a) The Employer shall pay the Participant the following:

(i) all Accrued Obligations;

(ii) subject to Section 9.01, the Participant’s Pro-rata Annual Incentive, reduced (but not below zero) by the amount of any Annual Incentive paid to the Participant with respect to the Employer’s fiscal year during which the Termination Date occurs (for example, if the Annual Incentive is paid quarterly); the Pro-rata Annual Incentive shall be paid at the same time and in the same form as the Annual Incentives for such fiscal year are paid to ongoing employees; but no later than two and one-half months after the last day of the fiscal year following the fiscal year in which the Termination Date occurs;

(iii) subject to Section 9.01, an amount equal to the sum of Base Salary and the Target Annual Incentive, each determined as of the Termination Date, multiplied by the applicable Severance Multiple (the “Severance Payment”). The Severance Payment shall be paid in the form of salary continuation unless the Notice of Termination is given in the Post-Change Period, in which event the Severance Payment shall be paid in a single lump sum. The Severance Payment shall begin (or be made) no more than sixty days after the Termination Date, provided the applicable revocation period for the release required by Section 9.01 has expired at that time, and subject to Section 10.11(c) and Section 10.11(e). Severance Payments in the form of salary continuation payments shall be made in accordance with the Employer’s regular payroll schedule beginning with the first regularly scheduled payroll date after the Termination Date; provided, however, that any Severance Payment or Payments (whether in the form of salary continuation or in a lump sum) that is or are delayed as required by Section 10.11(c) or Section 10.11(e) or to allow for the lapse of the applicable revocation period for the release required by Section 9.01 shall be cumulated without interest and paid on the first date on which payment is permitted under by Section 10.11(c) or Section 10.11(e) or after lapse of the applicable revocation period required by Section 9.01. The amount of each salary continuation payment shall be determined by dividing the Severance Payment by the number of regularly scheduled payroll periods in the Severance Period (determined without regard to any delays required by Section 10.11(c) or Section 10.11(e) or the applicable revocation period under Section 9.01.

(b) The Employer shall provide for Post-Termination of Employment nonqualified deferred compensation benefits, equity awards, and employee welfare benefits pursuant to the terms of the respective Plans and Policies under which such post-Termination of Employment benefits, awards and welfare benefits, if any, are provided, except as provided in (c) below.

(c) Subject to Section 9.01, if the Participant timely elects post-termination continuation coverage under Section 4980 of the Code (“COBRA”) with respect to medical, vision, prescription and/or dental coverage, then the Employer shall reimburse the Participant (or pay the provider directly) for the premiums for such COBRA coverage for the Participant and his or her eligible dependents during the applicable Severance Period to the extent such premiums exceed the premiums payable for similar employer-provided coverage by active employees. There shall be no reimbursement (or direct payment) of such premiums by the Employer for any COBRA coverage extending beyond the end of the Severance Period. Notwithstanding the forgoing, such reimbursement (or direct payment) shall cease if the Participant becomes eligible for medical, vision, prescription or dental coverage, respectively, from a subsequent employer, or for Medicare.

4.02 Termination for Any Other Reason. If a Participant has a Termination of Employment for any reason other than as described in Section 4.01 (including termination by the Employer for Cause, termination by the Employee whether or not for Good Reason, termination by the Employer or the Employee for Disability, Retirement, or termination on account of death), then unless Article V applies, the Employer’s sole obligations to such Participant under the Plan shall be to pay the Participant all Accrued Obligations determined as of the Termination Date.

ARTICLE V

Obligations of the Employer on Involuntary Termination of

Certain Participants in the Post-Change Period

5.01 Application. During the Post-Change Period a Tier I Participant shall be entitled to benefits under this Article V in lieu of benefits under Article IV .

5.02 Involuntary Termination in the Post-Change Period. If a Tier I Participant has an Involuntary Termination (including a Termination of Employment for Good Reason) for which a Notice of Termination is given during the Post-Change Period, then the Employer’s sole obligations to such Participant under the Plan shall be as follows:

(a) The Employer shall pay the Participant the following in a single lump sum:

(i) all Accrued Obligations;

(ii) subject to Section 9.01, the Participant’s Pro-rata Annual Incentive, reduced (but not below zero) by the amount of any Annual Incentive paid to the Participant with respect to the Employer’s fiscal year during which the Termination Date occurs (for example, if the Annual Incentive is paid quarterly);

(iii) subject to Section 9.01, an amount equal to the sum of Base Salary and the Target Annual Incentive, each determined as of the Termination Date, multiplied by the applicable Severance Multiple (“Post-Change Severance Payment”); provided, however, that any reduction in the Participant’s Base Salary or Target annual incentive that would qualify as Good Reason shall be disregarded for this purpose.

The amount described in Section 5.01(a)(ii) and the Post-Change Severance Payment shall be paid no more than sixty days after the Termination Date, provided the applicable revocation period required for the release under Section 9.01 has expired at that time; and subject to Section 10.11(c) and Section 10.11(e).

(b) Post-Termination of Employment non-qualified deferred compensation benefits, equity awards, and employee welfare benefits shall be provided pursuant to the terms of the respective Plans and Policies under which such post-Termination of Employment benefits, awards and welfare benefits, if any, are provided, except as provided in (c) below.

(c) Subject to Section 9.01, if the Participant timely elects post-termination continuation coverage under Section 4980 of the Code (“COBRA”) with respect to medical, vision, prescription and/or dental coverage, then the Employer shall reimburse the Participant (or pay the provider directly) for the premiums for such COBRA coverage for the Participant and his or her eligible dependents during the applicable Severance Period to the extent such premiums exceed the premiums payable for similar employer-provided coverage by active employees. There shall be no reimbursement (or direct payment) of such premiums by the Employer for any COBRA coverage extending beyond the end of the Severance Period. Notwithstanding the forgoing, such reimbursement (or direct payment) shall cease if the Participant becomes eligible for medical, vision, prescription or dental coverage, respectively, from a subsequent employer, or for Medicare.

5.03 Termination on or After the Change Date for Any Other Reason. If a Participant has a Termination of Employment for which a Notice of Termination is given during the Post-Change Period, for any reason other than as described in Section 5.02 (including termination by the Employer for Cause, termination by the Employee other than for Good Reason, termination by the Employer or the Employee for Disability, Retirement, or termination on account of death), then the Employer’s sole obligation to the Participant under this Plan shall be to pay the Participant all Accrued Obligations determined as of the Termination Date.

5.04 Limitation on Benefits.

(a) In the event it shall be determined that any payment or distribution by an Employer to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a “Payment”) would be nondeductible by the Employer for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Participant pursuant to this Plan (“Plan Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Plan Payments without causing any Payment to be nondeductible by the Employer because of Section 280G of the Code. Such reduction shall be applied before any reduction of any other payments that are not Plan Payments unless the plan or agreement calling for such payments expressly provides to the contrary making specific reference to this Plan. Anything to the contrary notwithstanding, if the Reduced Amount under the Plan is zero and it is determined further that any Payment that is not a Plan Payment would nevertheless be nondeductible by the Employer for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Plan Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Employer because of Section 280G of the Code. For purposes of this Section, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(b) The Committee shall select a firm of certified public accountants of national standing, (the “Accounting Firm”), which may be the firm regularly auditing the financial statements of the Company or the Employer. The Accounting Firm shall make all determinations required to be made under this Section and shall provide detailed supporting calculations to the Company, the Employer and the Employee within 30 days after the Termination Date or such earlier time as is requested by the Company, and provide an opinion to the Participant that he or she has substantial authority not to report any Excise Tax on his or her Federal income tax return with respect to any Payments. Any such determination by the Accounting Firm shall be binding upon the Company, the Employer and the Participant. The Accounting Firm shall determine which and how much of the Plan Payment or Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section, provided that, if the Accounting Firm does not make such determination within 30 days after the Termination Date the Company shall elect which and how much of the Plan Payment or Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section and shall notify the Participant promptly of such election. Within five business days thereafter, the Employer shall pay to or distribute to or for the benefit of the Participant such amounts as are then due to the Participant under this Plan.

(c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm or the Company hereunder, it is possible that Plan Payments or Payments, as the case may be, will have been made by the Employer which should not have been made (“Overpayment”) or that additional Plan Payments or Payments, as the case may be, which will not have been made by the Employer could not have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Employee which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, promptly on notice and demand the Participant shall repay to the Employer any such Overpayment paid or distributed by the Employer to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount shall be payable by the Participant to the Employer if and to the extent such payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

ARTICLE VI

Administration

6.01 The Company and Committee.

(a) The Company shall have overall responsibility for the establishment, amendment and termination of the Plan. In carrying out its responsibilities hereunder, the Company shall act through the Committee (except with respect to the CEO, with respect to whom the Company shall act through the independent members of the Board). The Committee shall have, in its discretion, the responsibilities, duties, powers and authority, assigned to it in this Plan and any responsibilities, duties, powers and authority, under this Plan that are not specifically delegated to anyone else, including the following:

(i) to determine which individuals shall be selected as Tier I Participants, and Tier II Participants.

(ii) to decide on questions concerning the Plan and the eligibility of any Participant to participate in the Plan, including whether the Participant should remain (or become) a Participant;

(iii) to determine the nature and timing of any Termination of Employment or the existence of Good Reason;

(iv) subject to any limitations under the Plan or applicable law, to make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;

(v) to require any person to furnish such information as it may request as a condition to receiving any benefit under the Plan;

(vi) to compute or have computed the amount of benefits that shall be payable to any person in accordance with the provisions of the Plan;

(vii) to construe and interpret the Plan and correct defects, supply omissions and reconcile inconsistencies in the Plan;

(viii) to make all other decisions and determinations (including factual determinations) as the Committee may deem necessary or advisable in carrying out its duties and responsibilities or exercising its powers;

provided that if the CEO is a Participant, such duties, responsibilities and powers shall be exercised with respect to him or her by the independent members of the Board. Decisions of the Committee (or the independent members of the Board with respect to the CEO) shall be final, conclusive and binding on all persons interested in the Plan, including Participants, beneficiaries and other persons claiming rights from or through a Participant.

6.02 Delegation of Committee Authority. The Committee may delegate to officers or employees of the Company, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such administrative functions and exercise such administrative powers and authority, as the Committee in its discretion may determine. Such delegation may be revoked at any time.

6.03 Advisors and Agents of the Committee. The Committee may (i) authorize one or more of its members or an agent to execute or deliver any instrument, and make any payment on its behalf and (ii) utilize and cause the Company to pay for the services of associates and engage accountants, agents, clerks, legal counsel, record keepers and professional consultants (any of whom may also be serving an Employer or another Affiliate of the Company) to assist in the administration of this Plan or to render advice with regard to any responsibility under this Plan.

6.04 Records and Reports of the Committee. The Committee or its delegate shall maintain records and accounts relating to the administration of the Plan.

6.05 Limitation of Liability; Indemnification. The members of the Board and the Committee shall have no liability with respect to any action or omission made by them in good faith nor from any action made in reliance on (i) the advice or opinion of any accountant, legal counsel, medical adviser or other professional consultant or (ii) any resolutions of the Board certified by the secretary or assistant secretary of the Company. Each member of the Board, the Committee, and each employee to whom are delegated duties, responsibilities and authority with respect to the Plan shall be indemnified, defended, and held harmless by the Company and the Employers and their respective successors against all claims, liabilities, fines and penalties and all expenses (including but not limited to attorneys fees) reasonably incurred by or imposed on such member or Participant that arise as a result of his actions or failure to act in connection with the operation and administration of the Plan, to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty or expense is not paid for by liability insurance purchased by or paid for by the Company or an Employer. Notwithstanding the foregoing, the Company or an Employer shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Company or an Employer consent in writing to such settlement or compromise.

6.06 Plan Expenses. Expenses relating to the Plan before its termination shall be paid from the general assets of the Company or an Employer. Any individual who serves as a member of the Committee shall receive no additional compensation for such service.

6.07 Service in More than One Capacity. Any person or group of persons may serve the Plan in more than one capacity.

ARTICLE VII

Amendments; Termination

7.01 Amendment or Termination of the Plan. The Company by duly adopted resolution of the Board shall have the sole right to alter, amend or terminate this Plan in whole or in part at any time and to terminate the participation of any Employee; provided, however, that:

(i) any such adverse amendment or termination shall be effective only as to those Participants, if any, who have consented to such amendment or termination or who have received from the Company at least 12 months’ prior written notice (“Amendment Notice” or “Expiration Notice,” respectively) of such adverse amendment or termination that sets forth the date of termination or amendment (“Amendment Date” or “Expiration Date”), and

(ii) no such Amendment Notice or Expiration Notice shall be effective as to any Participant if a Change Date occurs before the Amendment or Expiration Date specified in the Amendment Notice or Expiration Notice.

Any purported Plan termination or amendment in violation of this Section 7.01 shall be void and of no effect.

ARTICLE VIII

Claims Procedure

8.01 Filing a Claim.

(a) No claim shall be required for benefit due under the Plan. Any individual eligible for benefits under this Plan who believes he or she is entitled to additional benefits or who desires to clarify his or her right to future benefits under the Plan (“Claimant”) may submit his application for benefits (“Claim”) to the Committee (or to such other person or persons as may be designated by the Committee) in writing in such form as is provided or approved by the Committee.

(b) When a Claim has been filed properly, it shall be evaluated and the Claimant shall be notified of the approval or the denial of the Claim within 90 days after the receipt of such Claim. A Claimant shall be given a written notice in which the Claimant shall be advised as to whether the Claim is granted or denied, in whole or in part. If a Claim is denied, in whole or in part, the notice shall contain (i) the specific reasons for the denial, (ii) references to pertinent provisions of this Plan on which the denial is based, (iii) a description of any additional material or information necessary to perfect the Claim and an explanation of why such material or information is necessary, and (iv) the Claimant’s right to seek review of the denial.

8.02 Review of Claim Denial. If a Claim is denied, in whole or in part, or if a Claim is neither approved nor denied within the 90-day period specified Section 8.01(b), the Claimant shall have the right, within 60 days after receipt of such denial (or after such claim to deemed denied), (i) request that the Committee (or such other person or persons as shall be designated in writing by the Committee) review the denial or the failure to approve or deny the Claim, (ii) review pertinent documents, and (iii) submit issues and comments in writing. Within 60 days after a such request is received, the Committee shall complete its review and give the Claimant written notice of its decision. The Committee shall include in its notice to Claimant the specific reasons for its decision and references to provisions of this Plan on which its decision is based. A Claimant shall have no right to seek review of a denial or benefits, or to bring any action in any court to enforce a Claim, before to his filing a Claim and exhausting his rights to review under Sections 8.01 and 8.02.

ARTICLE IX Release; No Mitigation; No Duplication of Benefits

9.01 Release Required. Any and all amounts payable and benefits or additional rights provided pursuant to this Plan other than the Accrued Obligations and amounts provided under Section 4.01(b) shall only be payable if the Participant (or Participant’s beneficiary in the event of Participant’s death) timely delivers to the Employer and does not revoke a general waiver and release of claims in favor of the Company and related parties (“Company Parties”) in substantially the form attached hereto as Exhibit A, and the revocation period related to such general waiver and release has expired. Such general waiver and release shall be executed and delivered (and the revocation period related thereto, if any, shall have lapsed without revocation having been made) within sixty (60) days following the Termination Date.

9.02 No Mitigation. No Participant shall have any duty to mitigate the amounts payable under this Plan by seeking or accepting new employment or self-employment following termination. Except as specifically otherwise provided in this Plan, all amounts payable pursuant to this Plan shall be paid without reduction regardless of any amounts of salary, compensation or other amounts that may be paid or payable to the Participant as the result of the Participant’s employment by another employer or self-employment.

9.03 No Duplication of Benefits. Subject to Section 10.11(f), to the extent that a Participant shall have received severance payments or other severance benefits under any other Plan or agreement of the Company before receiving severance payments or other severance benefits pursuant to Article IV or Article V, the severance payments or other severance benefits under such other Plan or agreement shall reduce (but not below zero) the corresponding severance payments or other severance benefits to which such Participant shall be entitled under Article IV or Article V. To the extent that a Participant accepts payments made pursuant to Article IV or Article V, he shall be deemed to have waived his right to receive a corresponding amount of future severance payments or other severance benefits under any other Plan or agreement of the Company. Payments and benefits provided under the Plan shall be in lieu of any termination or severance payments or benefits for which the Participant may be eligible under any of the Plans or Policy of the Company or an Affiliate or under the Worker Adjustment Retraining Notification Act of 1988 or any similar statute or regulation.

ARTICLE X

Miscellaneous

10.01 Participant Information. Each Participant shall notify the Committee of his home address and each change of home address. Each Participant shall also furnish the Committee with any other information and data that the Committee considers necessary for the proper administration of the Plan. The information provided by the Participant under this Section shall be binding on the Participant, his dependents and any beneficiary for all purposes of the Plan and the Committee shall be entitled to rely on any representations regarding personal facts made by a Participant, his dependents or beneficiary, unless such representations are known to be false.

10.02 Electronic Media. Under procedures authorized or approved by the Committee, any form for any notice, election, designation, or similar communication required or permitted to be given to or received from a Participant under this Plan may be communicated or made available to the Company or Participant in an electronic medium (including computer network, e-mail or voice response system) and any such communication to or from a Participant or Beneficiary through such electronic media shall be fully effective under this Plan for such purposes as such procedures shall prescribe. Any record of such communication retrieved from such electronic medium under its normal storage and retrieval parameters shall be effective as a fully authentic executed writing for all purposes of this Plan absent manifest error in the storage or retrieval process.

10.03 Notices. All notices and other communications under this Plan shall be in writing and delivered by hand, by nationally recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Participant, at his most recent home address on

file with the Company.

If to the Company or any other Employer,

Walgreen Co.

108 Wilmot Road

Deerfield, Illinois 60015

Attn.: General Counsel

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective the day of receipt if delivered by hand or electronically, the second business day after deposit with an overnight delivery service if so deposited, or the fifth business day after mailing in the case of first class registered or certified mail.

10.04 No Employment Contract. The existence of this Plan shall not confer any legal or other rights upon any Participant to employment or continuation of employment. Employees are employees at will. The Company and each Employer reserve the right to terminate any Participant with or without cause at any time, notwithstanding the provisions of this Plan.

10.05 Headings. The headings in this Plan are for convenience of reference and shall not be given substantive effect.

10.06 Construction. Any masculine pronoun shall also mean the corresponding female or neuter pronoun, as the context requires. The singular and plural forms of any term used in this Plan shall be interchangeable, as the context requires.

10.07 Joint and Several Liability. In the event that any Employer incurs any obligation to a Participant pursuant to this Plan, such Employer, the Company and each Affiliate, if any, of which such Employer is a subsidiary shall be jointly and severally liable with such Employer for such obligation.

10.08 Successors. This Plan shall inure to the benefit of and be binding upon the Company, each Employer and their respective successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of any Employer to assume expressly and agree to comply with this Plan in the same manner and to the same extent that the Employer would be required to comply with it if no such succession had taken place. Failure to require such assumption will be a material breach of this Plan. Any successor to the business or assets of any Employer that assumes or agrees to perform this Plan by operation of law, contract, or otherwise shall be jointly and severally liable with the Employer under this Plan as if such successor were the Employer.

10.09 Payments to Beneficiary. If a Participant dies after becoming entitled to payments under Section 4.01 or 5.02 but before receiving all amounts to which he is entitled under this Plan, then, subject to Section 9.01, such remaining amounts shall be paid in a lump sum to one or more beneficiaries designated in writing by the Participant for the purposes of this Plan and received by the Committee before the Participant’s death, which the Participant may change from time to time in the manner without the consent of any previously designated beneficiary, or if none is so designated, to the Participant’s estate.

10.10 Non-Alienation of Benefits. Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by the Participant, and any such attempt to dispose of any right to benefits payable under this Plan shall be void.

10.11 Tax Matters.

(a) An Employer may withhold from any amounts payable under this Plan or from any other amount due a Participant any federal, state, local and other income, employment and other taxes that are required to be withheld pursuant to any applicable law or regulation.

(b) The intent of the Employers is that payments and benefits under this Plan are exempt from or comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, this Plan shall be interpreted in accordance with that intent. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Employer of the applicable provision without violating the provisions of Section 409A of the Code. In no event whatsoever shall the Company or any Employer be liable for any additional tax, interest or penalty that may be imposed on a Participant or Employee by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.

(c) If a Participant is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service,” then, to the extent required by Section 409A of the Code, such payment or benefit shall not be made or provided until the date which is the earlier of (i) the day after the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (ii) the date of the Employee’s death. Upon the expiration of the six-month delay period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum without interest, and all remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d) To the extent that reimbursements or other in-kind benefits under this Plan constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, (A) all expenses or other reimbursements hereunder shall be made on before to the last day of the taxable year following the taxable year in which such expenses were incurred by the Participant, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e) For purposes of Section 409A of the Code, the Participant’s right to receive installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer; provided that if the timing of the payment is contingent on the lapse or expiration of the revocation period for the release required under Section 9.01 and such revocation period could, as of the Termination Date, lapse either in the same year as the Termination Date or in the following year, the actual date of payment within the specified period shall be in such following year.

(f) Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment or benefit under this Plan that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code be subject to offset by any other amount unless such offset would not trigger additional taxes and penalties under Section 409A of the Code.

10.12 Governing Law. The provisions of this Plan shall be governed, construed and administered in accordance with the laws of the State of Illinois, other than its laws respecting choice of law, except to the extent preempted by federal law.

10.13 Severability. If any one or more Articles, Sections or other portions of this Plan are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Article, Section or other portion not so declared to be unlawful or invalid; provided that if the release required under Section 10,01 is declared to be unlawful or unenforceable, then no payments shall be made the payment of which is subject to such release, and the Participant shall forthwith restore to the Employer any payments previously made that were subject to such release. Any Article, Section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such article, section or other portion to the fullest extent possible while remaining lawful and valid.

Dated:                 , 2012

WALGREEN CO.

By:

Title:

EXHIBIT A

GENERAL RELEASE AND WAIVER

1. I,                 , in consideration of and subject to the performance by Walgreen Co. (together with its Affiliates, the “Company Parties”), of its obligations under the Walgreen Co. Executive Severance and Change in Control Plan effective as of January 1, 2013, as amended from time to time before the date hereof (the “Plan”), do hereby release and forever discharge as of the date hereof the Company Parties and their respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future shareholders, directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Plan.

2. I understand that any payments or benefits paid or granted to me under Section 4.01 or 5.02 of the Plan (other than the Accrued Obligations) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in the Plan unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its Affiliates.

3. Except as provided in paragraphs 5, 10, and 12 below and except for the provisions of the Plan which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company, including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as the “Claims”).

4. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 10.13(a) above.

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5. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Plan shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

6. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Obligations or any severance benefits to which I am entitled under the Plan, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) my rights as an equity or security holder in the Company or its Affiliates, (iv) my rights under any equity awards that survive termination of employment; or (v) my rights under any retirement plan that is “qualified” under Section 401(a) of the Internal Revenue Code of 1986.

7. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver I would not have become a Participant in the Plan. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 10.13(a) above as of the execution of this General Release.

8. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

9. I agree that this General Release and the Plan are confidential and agree not to disclose any information regarding the terms of this General Release or the Plan, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or to a successor employer respecting the terms of any restrictive covenants to which I may be subject, or as required by law, and I will instruct each of the foregoing not to further disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other insurance regulatory organization or any governmental entity.

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11. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 3 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

12. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Plan after the date hereof.

13. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a) I HAVE READ IT CAREFULLY; AND I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(b) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(c) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(d) I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

(e) I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(f) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(g) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:		DATED:
Participant.

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